EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-45902, 333-110425 and 333-130936), Form S-4 (No. 333-128819) and Form S-8 (No. 333-104939) of AmeriGas Partners, L.P. of our report dated December 8, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Unitholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated December 8, 2006 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 8, 2006